Exhibit 99.1

VSE Corporation Announces CFO Retirement

Alexandria, Virginia, September 30, 2020 – VSE Corporation (NASDAQ: VSEC), a leading provider of distribution and maintenance, repair and overhaul services for land, sea and air transportation assets in the public and private sectors today announced that Thomas R. Loftus, Executive Vice President and Chief Financial Officer plans to retire after a distinguished career with the Company. VSE expects to name Mr. Loftus’ successor during the fourth quarter of 2020. Mr. Loftus will remain with the company through year-end 2020 to ensure an orderly transition of his duties.

Mr. Loftus joined VSE in 1978, serving in a variety of finance roles during his 42-year tenure with the Company. In 2002, he was named Chief Financial Officer of VSE.

“It has been a sincere privilege to work alongside John Cuomo, the Board of Directors and my fellow employees during my career with VSE,” stated Tom Loftus, Chief Financial Officer. “I am confident that we are well-positioned for our next phase of transformative growth under John’s leadership, guided by a strategic focus on higher-margin end-markets, high free cash flow conversion and disciplined balance sheet management. I know that our most important asset – our employees – are in good hands.”

“On behalf of the Board of Directors and the entire VSE team, I want to thank Tom for his exceptional leadership and dedication to VSE,” said John Cuomo, President and CEO of VSE Corporation. “During his more than four decades with VSE, Tom was integral to the development and execution of our business strategies. Tom ensured a strong financial position for the Company with disciplined decision making and led the charge for significant free cash flow generation through consistent and rigorous efforts to reduce working capital. I personally want to thank Tom for being a trusted advisor and business partner to me. We wish him a long, happy and well-deserved retirement.”

ABOUT VSE CORPORATION
VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results to vary materially from those indicated or anticipated by such statements. Many factors could cause actual results and performance to be materially different from any future results or performance, including, among others, the risk factors described in our reports filed or expected to be filed with the SEC. Any forward-looking statement or statement of belief speaks only as of the date of this press release. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR RELATIONS CONTACT:     Noel Ryan | Phone: 720.778.2415 | Investors@vsecorp.com